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                                                                     EXHIBIT 5.1
                               January 3, 2001



Read-Rite Corporation
44100 Osgood Road
Fremont, CA  95035

     Re:  Read-Rite Corporation Registration Statement on Form S-3

Ladies and Gentlemen:

          We are acting as counsel for Read-Rite Corporation, a Delaware corporation (the "Company") in connection with the Registration Statement on Form S-3 under the Securities Act of 1933, as amended, of up to 2,700,000 shares of Common Stock $0.0001 (the "Shares"). The Shares are being offered and sold by a selling securityholder of the Company. In this regard, we have participated in the preparation of a Registration Statement on Form S-3 relating to the Shares (such Registration Statement, as amended from time to time, is herein referred to as the "Registration Statement"). As your legal counsel, we have examined the proceedings taken, and are familiar with the proceedings proposed to be taken, by you in connection with the sale and issuance of the Shares.

          We are of the opinion that the Shares have been validly issued, fully paid and nonassessable.

          We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name under the caption "Legal Matters" in the Registration Statement, including the Prospectus constituting a part thereof, and any amendments thereto.

                                    Very truly yours,


                                    /s/ Wilson Sonsini Goodrich & Rosati

                                    WILSON SONSINI GOODRICH & ROSATI
                                    Professional Corporation